EXHIBIT 99.1

NEWS RELEASE

For Immediate Release	Contact: Michael Sund
May 9, 2003	(858) 503-5171

ROBERT GUYETT ELECTED CHAIRMAN OF MAXWELL TECHNOLOGIES’ BOARD

SAN DIEGO, Calif. — Maxwell Technologies, Inc. (Nasdaq: MXWL) announced today that Robert L. Guyett was been elected chairman of company’s board of directors.

                Guyett, 66, joined Maxwell’s board in January 2000, and was elected chairman of the board’s audit committee.  He is president and chief executive officer of Crescent Management Enterprises, a management consulting and financial services firm.  From 1991 to 1996, he served as senior vice president, chief financial officer and a director of Englehard Corp., and from 1987 to 1991, he held a similar position with Fluor Corp.  He holds a bachelor’s degree from Williams College and an MBA from Rutgers University, and is a Certified Public Accountant.

                The company also announced that José L. Cortes and Richard D. Balanson were elected to Maxwell’s board of directors at the company’s annual stockholders’ meeting here yesterday.  Cortes, who resides in Zürich, Switzerland, joined the board in July 2002.  He is chairman of Montena SA, a major Maxwell stockholder, and also is a principal of GroCor Asset Management AG, an asset management firm, and GenTurica, a private equity holding firm. Balanson was appointed president and chief executive officer of Maxwell last month.  He joined the company as a corporate vice president and president of its Advanced Energy Products division in 1999, and was appointed president and chief operating officer in May 2002.

Maxwell sells reliability.  We develop, manufacture and market electronic components and systems that perform reliably for the life of the end products into which they are integrated.  Our power products address applications in transportation, telecommunications, consumer and industrial electronics, electric utility infrastructure and medical imaging.  Our microelectronic products primarily address applications in aerospace.  Our power product lines are comprised of ultracapacitors, high voltage capacitors and custom power and energy storage systems.  Our microelectronic product lines are comprised of radiation-shielded power modules, memory modules, and single board computers.  We also design and sell automated winding equipment used to manufacture metalized film capacitors and lithium batteries.